Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

RYVYL INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $.001 par value	(1)	Other	500,000,000	$0.00	$29,426,169.00	0.0001381	$4,063.76
Fees to be Paid	Equity	Common Stock $.001 par value	(2)	457(o)	2,500,000	$0.22	$550,000.00	0.0001381	$75.96

Total Offering Amounts:							$29,976,169.00		4,139.72
Total Fees Previously Paid:
Total Fee Offsets:									4,139.72
Net Fee Due:									$4,139.72

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

Based on the maximum number of shares of common stock, $0.001 par value (“Merger Shares”), of the registrant, Ryvyl Inc., a Nevada corporation (“Ryvyl”), issuable in connection with the business combination (the “Merger”) to be effectuated pursuant to an agreement and plan of merger by and among Ryvyl, RTB Digital, Inc., a Delaware corporation (“RTB”), and certain other parties named therein. The number of securities to be registered is based on the securities held by RTB securityholders, which will be converted into the right to receive the pro rata portion of up to 500,000,000 Merger Shares, as follows: (i) the aggregate number of issued and outstanding shares of RTB common stock prior to the Merger; (ii) the aggregate number shares of RTB common stock issuable upon the exercise of all RTB stock options outstanding as of immediately prior to the Merger and being assumed by Ryvyl under the terms of the merger agreement; (iii) the aggregate number of shares of RTB common stock issuable upon exercise of RTB warrants outstanding as of immediately prior to the Merger and exercised by RTB securityholders in accordance with their terms or as may be assumed pursuant to the terms of the merger agreement; and (iv) the aggregate number of shares of RTB common stock issuable upon conversion of RTB convertible notes as of immediately prior to the Merger and being assumed by Ryvyl under the terms of the merger agreement. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. The registration fee is calculated based on the book value of the equity of RTB as of December 30, 2025, the latest practicable date for which such information is available.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

Represents shares of common stock to be issued to financial advisor.